LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of the 1st day of January, 2011.

BETWEEN:

DIGITAL PROGRAMA INC.

A Panama corporation having an address at:

Plaza 2000 Bldg,

Panama, Republic of Panama

("Digital Programa" and, in some cases, “Licensor”, "we" or "us")

OF THE FIRST PART

AND:

BOOKEDBYUS INC

A Nevada corporation having an address at:

297 Kingsbury Grade

Lake Tahoe, NV 89449-4470

(The "Licensee" and in some cases “You”)

OF THE SECOND PART

WHEREAS:

A.

Digital Programa Inc., is a privately owned and controlled corporation, that develops digital media management and workflow automation system software specifically for the entertainment business.  Digital Programa has developed an online digital collaboration management system that allows small to medium corporations who create and distribute rich media (photo, audio and video as well as other digital assets like documents), find, organize, securely share, distribute and store rich media.  Digital Programa wishes to license two components of this system: eDrive and iDrive a touch-optimized web framework for smart phones and tablets (the “System”).

B.

Digital Programa owns or has the right to use the related trademarks and designs used in connection with the business and the System (collectively the "Trade Marks"), and has licensed the Trade Marks to the Licensee pursuant to the terms set out in this license agreement (the “Agreement”);

C.

Licensee is desirous of acquiring from Digital Programa the right to licence the System utilising the Licensor’s specifications, standards, and Trade Marks upon the terms and conditions hereafter set forth, and

D.

Prior to executing this Agreement or any other agreement or document relating to the subject matter of this Agreement, you have had adequate opportunity to review this Agreement with legal and accounting professionals of your own choosing, and you are aware of the business risks involved in entering into this Agreement and such other agreement or document and acting as a Licensee under the System pursuant to the terms and conditions contained in this Agreement.

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January 1, 2011

License Agreement

1.

DEFINITIONS

Where used herein or in any schedules or amendments hereto, the following terms shall have the following meanings:

(a)

"Gross Revenues" means aggregate of all income received by us in respect of the sale of the software as set out in Schedule “A” attached hereto, but excluding any sales, goods and services and equivalent taxes which are collected on behalf of any governmental or other public authority, and deducting any credit card charges and refunds made to purchasers. There shall be no deductions allowed for uncollected or uncollectible credit accounts and no allowances shall be made for bad debts.  Gross Revenues shall include the amount of all sales assumed to have been lost by the interruption of business at the Premises, to be determined on the basis upon which proceeds of any business interruption insurance are paid or are payable to the Licensee or other occupiers of the Premises.  Gross Revenues shall not include:

(i)

the amount of any tax imposed by any federal, provincial, municipal or governmental authority directly on sales and collected from customers if such tax is added to the selling price and actually paid by the Licensee to such governmental authority, and

(ii)

the amount of the refund or credit given in respect of any products returned or exchanged by a customer for which a refund of the whole or a part of the purchase price is made or for which a credit is given, provided that the selling price thereof was included in Gross Revenues.

(b)

"Initial Term" means the five (5) year term provided for in subsection 5(1) hereof.

(d)

"Interest Rate" means a rate of interest equal to the lesser of two per cent (1.5%) per month (Eighteen percent (18%) per annum) or the maximum rate of interest permitted by law;

(e)

"Manual" means, collectively, all books, pamphlets, bulletins, memoranda, letters, notices or other publications or documents prepared by or on behalf of Digital Programa for use by Licensees generally or for the Licensee in particular, setting forth information, advice, standards and requirements, as same may be amended from time to time;

(f)

"Marks" means the trademark "Digital Programa" together with such other trade-names, trade-marks, symbols, logos, distinctive names, service marks, certification marks, logo designs, insignia or otherwise which may be designated by Digital Programa as part of the System from time to time, and not thereafter withdrawn.

(g)

“Royalty” means four (4%) percent of its Gross Revenues for each month from the sales of the System software.

(h)

“System” software means the software described in Schedule “A” hereto.

(i)

"Territory" means the territory described in Schedule "B" hereto.

2.

GRANT

2.1

Subject to the provisions of this Agreement and for the term hereinafter specified, Digital Programa hereby grants to the Licensee an exclusive license to the System as described in Schedule "A" hereto.  Termination or expiration of this Agreement shall constitute a termination or expiration of the rights and licence granted herein.

BookedbyUs and Digital Programa

January 1, 2011

License Agreement

3.

EXCLUSIVITY

3.1

So long as the Licensee has not breached any of the terms and conditions of this Agreement, Digital Programa shall refrain from operating or granting to anyone else a license to the System within the Territory described in Schedule "B" hereto.

4.

TERM

4.1

The initial term of the License will be ten (10) years (the “Initial Term”), commencing on the date hereof, unless terminated earlier in accordance with this Agreement.

5.

RENEWAL

5.1

If throughout the Initial Term as described herein, the Licensee shall have fully complied with all of the terms and conditions of this Agreement and any other agreement entered into between Digital Programa and the Licensee, the Licensee shall have the option to renew this Agreement for a further term of ten (10) years   Such renewal shall require payment of the Licensor’s then current renewal fee, which shall be no greater than ten (10%) percent of the then current license fee charged by the Licensor for new licensees, and shall be subject to the following terms and conditions being complied with in full prior to the expiration of the Initial Term:

(a)

The Licensee shall give Digital Programa written notice of its desire to exercise the renewal option herein provided for not less than six (6) months prior to the expiration of the Initial Term provided that such notice shall not be given before the commencement of the last year of the Initial Term;

(b)

The Licensee shall do or cause to be done all such things as Digital Programa may require to ensure standards and specifications established by Digital Programa for licensees clients using the System, whether or not such standards or specifications reflect a material change in the System.   Without limiting the generality of the foregoing, the Licensee shall make such capital expenditures, as Digital Programa shall determine in its sole discretion as being reasonably required in connection with the foregoing for sales and marketing of the System, as stated in paragraph 21.1 of this Agreement;

(c)

The Licensee shall have paid all amounts owing by it to Digital Programa, and

(d)

At the commencement of each renewal term, the Licensee shall, at the option of Digital Programa, execute a new license agreement in the form then being used by Digital Programa, which may contain different royalty rates, commissions and advertising contributions than contained in this Agreement, and shall execute such other documents and agreements as are then customarily used by Digital Programa in the granting of licences. If Digital Programa shall elect not to execute such a new license agreement, all of the provisions contained in the license agreement in effect immediately prior to the commencement of such renewal term shall remain in force during such renewal term.

6.

LICENSE FEE

6.1

In consideration of the Licensee receiving the opportunity to sell and market the System, the Licensee shall pay to Digital Programa, forthwith upon the execution of this Agreement, an initial, non-recurring, non-refundable license fee in the amount of five thousand ($5,000.00) dollars (the

BookedbyUs and Digital Programa

January 1, 2011

License Agreement

"Initial License Fee").  This initial License fee is payable by Bookedbyus Inc. with 1,000,000 common shares at a share price or $0.005 per share.  This Initial License fee shall be deemed to be fully earned by Digital Programa upon the execution of this Agreement by the Licensee and in consideration of the grant by it to the Licensee of the opportunity to sell and market the System as herein provided, and the Licensee shall not be entitled to a refund of any part thereof, regardless of the date of expiration or termination of this Agreement, except as specifically provided herein.

7.

CONTINUING ROYALTY

7.1

In return for the on-going rights and privileges granted to the Licensee hereunder, the Licensee shall pay to Digital Programa throughout the term of this Agreement a royalty equal to five (5%) percent of its Gross Revenues for each month from the sales of the System software as described in Schedule “A” attached hereto (the “Royalty”), such royalties to be payable in arrears on or before the 15th day of the month immediately following the expiry of the month for which payment is being made.

For the purpose of this Section 7, “Gross Revenues" means the aggregate of all income received by us in respect of the sale of such products and services, but excluding any sales, goods and services and equivalent taxes which are collected on behalf of any governmental or other public authority, and deducting any credit card charges and refunds made to purchasers.

8.

ETHICS

8.1

You will at all times operate the Licensed Business honestly and ethically and so as not to depreciate the value of the Digital Programa System and Trade Marks and the image, identification, reputation and goodwill thereof.

9.

ACCOUNTING, RECORDS, REPORTS, AUDITS AND INSPECTIONS

9.1

The Licensee shall establish a bookkeeping, accounting and record keeping system conforming to the requirements prescribed from time to time by us, including, without limitation, the use and retention of cash register, tapes, invoices, cash receipts, inventory records, purchase orders, payroll records, cheque stubs, bank deposit receipts, sales tax records and returns, cash disbursement journals and general ledgers together with such further and other records and documents as may from time to time be required by us, and including computerized bookkeeping and accounting systems established from time to time.

9.2

The Licensee shall furnish to Digital Programa such reports as we may require from time to time. Without limiting the generality of the foregoing, the Licensee shall furnish to us in the form from time to time prescribed by us and together with such detail and breakdown and copies of supporting records as may from time to time require:

(a)

By the 15th day following the end of the preceding month, a report of the Gross Revenues for such month, signed and verified by the Licensee;

(b)

Within sixty (60) days after the end of each three consecutive months, a profit and loss statement for the Licensed Business for such months;

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January 1, 2011

License Agreement

(c)

Within sixty (60) days after the end of each fiscal year of the Licensed Business, financial statements for the Licensed Business, including a balance sheet, profit and loss statement and a statement of retained earnings for such period, which statements shall be signed and verified by the Licensee;

(d)

Within sixty (60) days of the end of each fiscal year of the Licensed Business, a statement of Gross Revenues for such fiscal year determined in accordance with generally accepted accounting principles applied on a consistent basis, and

(e)

Within thirty (30) days of filing, a true copy of all returns, schedules and reports filed by the Licensee for income, corporate or sales tax purposes.

9.3

Digital Programa shall have the right, during normal business hours and without prior notice to the Licensee, to inspect or audit, or cause to be inspected or audited the financial books, records, bookkeeping and accounting records, documents or other materials in respect of the Licensed Business, including the right, without limitation, to have a person on the Premises to check, verify and tabulate Gross Revenues, and/or to examine and make copies of all accounting and business records and procedures.

9.4

In the event that any such audit or inspection shall disclose an understatement of Gross Revenues, the Licensee shall pay to Digital Programa, within two (2) days after receipt by the Licensee of the inspection or audit report, the Royalty and other sums due on account of such understatement.  Further, if such audit or inspection is made necessary by the failure of the Licensee to furnish reports, financial statements or any other documentation as herein required, or if it is determined by any such audit or inspection that the Licensee's records and procedures were insufficient to permit a proper determination of Gross Revenues for any year or part thereof to be made, or that Gross Revenues for the period in question were understated by three percent (3%) or more of the Gross Revenues actually received, or that the Licensee was not complying with each of the provisions of section 16 hereof, the Licensee shall immediately take such steps as may be necessary to remedy such default in accordance with the recommendations of such auditor and the Licensee shall promptly pay to Digital Programa all costs incurred in connection with such audit or inspection, including, without limitation, charges of an accountant and the travel expenses, room, board and compensation of employees of Digital Programa.

If the Licensee's records and procedures were insufficient to permit a proper determination of Gross Revenues, we shall have the right to deliver to the Licensee an estimate, made by us, of Gross Revenues for the period under consideration and the Licensee shall immediately pay us any amount shown thereby to be owing on account of the royalty fees and other sums due on account of any understatement.  Any such estimate shall be final and binding upon the Licensee.

9.5

Any report of Digital Programa’s auditor rendered from time to time pursuant to this section shall be final and binding upon all of the parties hereto; provided that, in making any such report, our auditor shall make such report pursuant to generally accepted accounting principles.

9.6

Digital Programa and/or its representatives shall have the right at all times to inspect the Premises and the furnishings, equipment and fixtures thereon, and otherwise to examine the manner in which the Licensee is conducting its business; in the event of any such inspection, the Licensee and its staff shall co-operate fully.

10.

INTERNET INTERRUPTIONS

10.1

You acknowledge to us that there is a certain amount of risk involved in the business contemplated by this Agreement due to the nature of Internet technology and related hardware,

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January 1, 2011

License Agreement

software and equipment, as well as limitations which may arise from the quality and/or continuity of transmission from common carriers or other external suppliers or providers, and you agree that we have no responsibility or liability for any interruptions to Internet services beyond our reasonable control.

11.

TRANSFER OF FUNDS

11.1

The Licensee covenants and agrees to co-operate fully and comply with any system implemented by Digital Programa for the transfer of funds directly from the bank account of the Licensee to the bank account of Digital Programa, including the execution of any pre-authorized payment forms required by our bankers.

12.

SYSTEM CHANGES

12.1

We will have the right to make reasonable changes, modifications or additions to the System from time to time by notice in writing to you.  You acknowledge that some of such changes may be material and may involve expenditures by you or the Licensees due to the alteration of procedures, specifications or standards.  Upon receipt of any such notice, you agree to comply with and carry out all such changes, modifications or additions promptly as required and within the time specified by such notice, as if they were a part of the System at the time of execution of this Agreement.

13.

CONSENT TO CONDUCT INVESTIGATIONS

13.1

You agree that we may make such investigations and enquiries as in our respective reasonable judgements are appropriate in connection with your credit standing, character, reputation and qualifications.

14.

SUPPORT

14.1

The Licensor will provide the following to you, at no additional cost, within a reasonable period of time after the execution of this Agreement and (as applicable) from time to time:

(a)

Training as provided in paragraph 15.1 of this Agreement;

(b)

Our proprietary custom software (the "System")

(c)

Communications and updates regarding developments in respect of the System; received from us;

(d)

Field assistance, as we may, in our respective discretion, deem necessary or desirable from time to time;

(e)

Any additions or modifications made by us from time to time to supplement or improve the System, and

(f)

Advertising, marketing and promotional programs, methods and materials developed by us from time to time.

15.

TRAINING BY LICENSOR

BookedbyUs and Digital Programa

January 1, 2011

License Agreement

15.1

We will provide you with initial training of up to two (2) days in duration, at the times and places specified by us.  We will also provide additional training programs and refresher courses as we may, in our sole discretion, deem necessary or desirable from time to time, which additional training you will be required to participate in unless we otherwise agree in writing.  You will be responsible for all travel, accommodation and meal expenses incurred in connection with or during the initial training period and any subsequent training and you will not be entitled to any compensation in respect of any such training.

16.

OTHER PROGRAMS AND BUSINESS MODELS

16.1

You acknowledge that we may develop other programs or business models from time to time and you agree that we will have no obligation to offer any of such programs or models to you, unless they are developed on or for the System.

17.

NON-DISCLOSURE

17.1

You acknowledge that we are the owner of and have the absolute right to recapture, upon termination or expiry of the License, all proprietary rights in and to the System and each and every part of it, and the material and information now and hereafter provided or revealed to you under this Agreement relating to the System.  You further acknowledge that the System, in its entirety, constitutes trade secrets of Digital Programa which are revealed by us to you in confidence, and that no right is given to or acquired by you to disclose or reveal any portion of the System except as authorized by this Agreement or required by law, and you hereby covenant and agree to keep and respect the confidential trade secrets of Digital Programa and to use your best efforts to ensure that the System and trade secrets of Digital Programa do not become public knowledge, and you undertake not to disclose any part thereof to any person except to your trusted employees as is necessary for their training and for them to perform their jobs in a competent and effective manner.

18.

EMPLOYEES AND CONSULTANTS

18.1

You will advise your employees and consultants of the confidential nature of all information disclosed to them with respect to the System and you will require each of your employees and consultants to sign confidentiality agreements in form and substance satisfactory to us.  You will use your best efforts to prevent any unauthorized disclosure by one of your employees or consultants of any confidential information of Digital Programa, including without limitation taking legal proceedings at your expense against any employee or consultant who threatens to disclose or has disclosed any confidential information of Digital Programa to prevent that disclosure or further disclosure.

19.

ASSIGNMENT BY DIGITAL PROGRAMA

19.1

We will have the right at any time to assign our interest in this Agreement to any party who is, in our reasonable judgment, financially and operationally capable of assuming our role under this Agreement and of performing our covenants and obligations to you under this Agreement.  Any such assignee will, as part of any such assignment, covenant and agree in writing to assume and be bound by and perform all of the terms and conditions of this Agreement for the balance of the term of this Agreement and for any renewal term hereof.  We will deliver written notice of any such

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January 1, 2011

License Agreement

assignment to you promptly following such assignment, and thereafter we will have no further ongoing obligation or liability to you under or in connection with this Agreement.

20.

ASSIGNMENT BY LICENSEE

20.1

The Licensee acknowledges that Digital Programa, in granting this license and the rights and interests under this Agreement, has relied upon, among other things, the character, background, qualifications and financial ability of the Licensee and, where applicable, its partners, officers, directors, and shareholders.  Accordingly, this Agreement, the Licensee's rights and interests hereunder, shall not be sold, assigned, transferred, shared or encumbered in whole or in part in any manner whatsoever without our prior written consent, which shall not be unreasonably withheld.  Prior to seeking such consent, the Licensee shall provide us with a right of first refusal as set forth below.  Any actual or purported assignment occurring by operation of law or otherwise without our prior written consent shall be a material default of this Agreement and shall be null and void.

20.2

In considering the request for sale, assignment, transfer or encumbrance (all of which are hereinafter included within the word "transfer") pursuant to subsection 20.1 above, we may consider, among other things, the information set out in the Licensee's application, the qualifications, good character, requisite general business experience, and credit standing of the proposed transferee, and its partners, managers, principal shareholders, directors and officers, as appropriate. In addition, we shall be entitled to require as a condition precedent to the granting of its consent that:

(a)

As of the date of Licensee's request for consent and as of the effective date of transfer there shall be no default in the performance or observance of any of the Licensee's obligations under this Agreement or any other agreement between the Licensee and Digital Programa or any affiliate or supplier thereof;

(b)

The Licensee shall have settled all outstanding accounts with Digital Programa up to the date closing of the proposed transfer;

(c)

The Licensee shall have delivered to Digital Programa a complete release of Digital Programa, its directors and officers, its affiliates and the directors and officers thereof, from all obligations under this Agreement of any such persons, in a form satisfactory to us;

(d)

The proposed transferee shall have entered into a written assignment under seal, in a form prescribed by us or, at our option, shall have executed a new license agreement in the form being used by us, which may provide for a higher royalty and for greater expenditures for advertising and promotion than are provided hereunder, and shall have executed such other documents and agreements as are then customarily used by us in the granting of licenses;

(e)

The proposed transferee providing, to our satisfaction, a business plan indicating that the proposed transferee possesses the required level of business experience and acumen necessary in the operation of a Digital Programa license;

(f)

The purchase price to be paid to the Licensee by the proposed transferee is reasonable in the circumstances having regard to the debt and interest charges being acquired by the proposed transferee; and

(g)

The Licensee paying to Digital Programa, an assignment fee (the “Assignment Fee”) equal t to twenty-five percent (25%) of the then Initial License Fee charged to new Licensees.  The refusal of Digital Programa to consent to the proposed transfer based upon the non-compliance with any of the foregoing conditions shall not be deemed to be an unreasonable withholding of such consent.  Our consent to a

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License Agreement

transfer shall not operate to release the Licensee from any liability under this Agreement.

20.3

Without in any way derogating from our right to reject a proposed transfer pursuant to subsection 20.2 above, if at any time or times during the term of this Agreement, including any renewal thereof, the Licensee obtains a bona fide offer (the "Offer") to acquire the whole or any part of his interest in the License, which the Licensee wishes to accept, the Licensee shall promptly give written notice thereof to Digital Programa together with a true copy of the Offer.  Upon receipt of such notice and Offer, we shall have the option of purchasing the property forming the subject matter thereof upon the same terms and conditions as those set out in the Offer except that:

(a)

There shall be deducted from the purchase price the amount of any commissions or fee that would otherwise have been payable to any broker, agent or other intermediary in connection with the sale of such property to the offeror;

(b)

Digital Programa shall have the right to substitute cash for any other form of consideration specified in the Offer and to pay in full the entire purchase price at the time of closing.  We may exercise our option at any time within twenty (20) days after receipt of the said notice by giving written notice to the Licensee.  If we decline to exercise such option and if such transfer is approved by us, the Licensee shall be at liberty to complete the transfer to such third party transferee in accordance with the Offer, provided that, notwithstanding the terms of the Offer, such transaction must be completed within thirty (30) days of the date on which we notify the Licensee of its approval of such transaction. If the transaction is not completed within thirty (30) days, the foregoing provisions of subsection 20.3 shall apply again in respect of the proposed transfer and so on from time to time;

(c)

In addition to the Offer to be given by the Licensee to Digital Programa together with the notice described in subsection 20.3 above, the Licensee shall provide Digital Programa with:

(i)

Information relating to the business reputation and qualifications to carry on the License of the proposed transferee; and

(ii)

Any credit information the Licensee may have as to the financial ability and stability of the proposed transferee, including, if the proposed transferee is an individual, his personal net worth statement and if the proposed transferee is a corporation, partnership, or other entity, its latest financial statements.

20.4

If the Licensee is a corporation, partnership or other entity, a transfer of shares, or partnership or other interests, or other transaction or series of transactions involving the same (whether by operation of law or otherwise), which would affect or would result in a change of control of the majority or a block of forty percent (40%) or more of the voting or equity interests in the Licensee, directly or indirectly, or any other event which would result in a change in any principal of the Licensee active in the day-to-day management and operation of the License, will be deemed to constitute an assignment for the purposes of this Agreement.  In the event that any transfer of shares or other interests occurs but does not constitute an assignment as provided for above, or in the event of any other change in the shareholders, partners, directors or officers of the Licensee, you will notify us in writing of the details of such transaction or change within five (5) days of its occurrence.

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January 1, 2011

License Agreement

21.

ADVERTISING AND PROMOTION

21.1

The Licensee agrees to, during the Initial Term and any renewal thereof, expend annually on advertising and promotions not less than an amount equal to two (2%) percent of Gross Revenues each.

21.2

The Licensee shall have the right to conduct such advertising and promotions in respect to the license with reasonable discretion provided that:

(a)

The Licensee shall advertise and promote only in a manner that will reflect favourably on Digital Programa and the Licensee;

(b)

The Licensee hereby acknowledges that Digital Programa is the sole and exclusive owner of all copyrights and any and all advertising and promotional material prepared by or on behalf of Digital Programa and shall at all times remain the property Digital Programa;

22.

NO ENCUMBRANCE OF LICENSEE

22.1

You will not have the right to pledge, encumber, charge, hypothecate or otherwise give any third party a security interest in this Agreement without our prior written consent, which may be arbitrarily withheld.

23.

EVENTS OF TERMINATION

23.1

We or the Licensee may summarily terminate this Agreement on notice in writing to you and the other if you are in Material Default in any respect in the performance of any of your obligations under this Agreement as such Material Default has been defined under Section 23.2.

23.2

For the purposes of this Agreement, the phrase “Material Default” shall mean any one of the following defaults (some of which require notice and permit time to cure and others which require or permit neither):

(a)

Failure to comply with any other obligation of Licensee contained in this Agreement or any other agreement between Licensee and Digital Programa, or any affiliate or nominee of Digital Programa for a period of thirty (30) days after written notice of such default has been delivered by Digital Programa to Licensee; provided, however, that if the nature of such default is such that it cannot be cured within a thirty (30) day period, and Licensee takes reasonable action to cure such default immediately upon receiving such notice and diligently continues to do so, then Licensee shall have such additional period of time as is reasonably necessary to cure such default;

(b)

Licensee becoming insolvent (as revealed by its books and records or otherwise) in that it is unable generally to meet all of its obligations as they become due or makes an assignment in bankruptcy or becomes subject to the provisions of the Bankruptcy Code, the Winding-Up Act, the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act or any similar successor legislation, or if a receiver, receiver-manager, trustee in bankruptcy or similar officer is temporarily or permanently

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January 1, 2011

License Agreement

appointed to take charge of  Licensee’s affairs or any of Licensee’s property; or if dissolution proceedings are commenced by or against  Licensee or it otherwise ceases its corporate existence (whether voluntarily or involuntarily), or if  Licensee goes into liquidation, either voluntarily or under an order of a Court of competent jurisdiction, or if  Licensee makes a general assignment for the benefit of creditors or otherwise acknowledges insolvency; or if  Licensee sells or purports to sell or transfer or otherwise loses possession or ownership or control of all or a substantial part of the license to become attached, executed against, distrained, levied upon or become subject to sequestration or extent, without obtaining the release of such attachment, execution, distress, levy, sequestration or extent within five (5) days; or if  Licensee allows any judgment to be entered against Licensee of which Licensee has notice (actual or constructive) without satisfying such judgment or securing it by payment into Court within 10 days;

(c)

An assignment or attempted assignment of this agreement by Licensee, in whole or in part, without obtaining the prior written consent of Digital Programa as required by this agreement;

(d)

Licensee or any of its directors, officers, employees, agents or other representatives attempting to assign, transfer or convey any part of its interest in the System, including any of the Trade Marks, copyrights, trade secrets, methods of operation or format or discloses, copies or uses or permits the use of any of the foregoing, or if Licensee uses or permits the use of any of the foregoing in a manner or at a location or in a territory not authorized in advance in writing by Digital Programa;

(e)

Licensee intentionally falsifying, misrepresenting or misstating to Digital Programa any information contained in a financial statement, report or other document which Licensee provides to Digital Programa whether prior to or after the execution of this Agreement;

(f)

Licensee engaging in misleading advertising or operating in a dishonest, illegal or unethical manner, or having its business licence suspended or revoked;

(g)

A personal or corporate Licensee or any director or officer of a corporate Licensee being convicted of an indictable offence which in the reasonable opinion of Digital Programa could bring the System, any of the Trade Marks or any other part of the goodwill established thereby into disrepute; and

(h)

Licensee repudiating this Agreement or failing to observe or perform any material term, condition, covenant, provision or obligation contained in this agreement.

24.

EFFECT OF TERMINATION

24.1

Upon the expiration or termination of this Agreement for any reason whatsoever, the following shall apply:

(a)

The Licensee shall, immediately upon our request (in order that we may protect its proprietary marks), permit Digital Programa or its representatives, at our option, to cure any default by the Licensee, or to secure the Licensee's complete and timely compliance with the other obligations set forth in this section;

(b)

The Licensee shall pay to Digital Programa, within seven (7) days after the effective date of termination or expiration, all royalties, advertising fees and other charges then due and unpaid by the Licensee including, but not limited to our costs and expenses in completing the acts specified in this section;

(c)

The Licensee shall immediately discontinue the operation of the System, and other proprietary rights licensed under this Agreement, and similar names and marks, or any other designations or marks associating the Licensee with the System software, and;

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License Agreement

(d)

Within seven (7) days after the effective date of expiration or termination, the Licensee shall return to Digital Programa all copies of the System software, all other confidential material provided to the Licensee by Digital Programa and all other materials required to be returned in accordance with this Agreement.

24.2

The failure of Digital Programa to exercise any rights or remedies to which it is entitled upon the happening of any of the events referred to in subsection 23.2 hereof, shall not be deemed to be a waiver of or otherwise affect, impair or prevent Digital Programa from exercising any rights or remedies to which it may be entitled, arising either from the happening of any such event, or as a result of the subsequent happening of the same or any other event or events provided for in subsection 23.2 above. The acceptance by Digital Programa of any amount payable by or for the account of the Licensee under this Agreement after the happening of any event provided for in subsection 23.2 above, shall not be deemed to be a waiver by Digital Programa of any rights and remedies to which it may be entitled, regardless of our knowledge of the happening of such preceding event at the time of acceptance of such payment. No waiver of the happening of any event, referred to in subsection 23.2 above, shall be deemed to be waived by Digital Programa unless such waiver shall be in writing.

25.

INDEMNIFICATION OBLIGATION

25.1

Except as expressly provided elsewhere in this Agreement, you agree to save us and our affiliated and associated corporations and each such parties' directors, officers, principals and employees harmless from and to indemnify all such parties against all claims, demands, actions, causes of action, debts, losses, damages, costs, charges, assessments, taxes, liens, liabilities and expenses, including legal fees and disbursements and costs of any action on a solicitor and his own client basis, of whatever kind or character arising out of or incurred as a result of or in connection with any breach, default, violation, repudiation or non-performance of this Agreement by you, or any act or error of omission or commission on your part or anyone for whom you are responsible in law, or on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property in any way arising out of, resulting from or connected with the Licensed Business conducted pursuant to this Agreement.

26.

ENTIRE AGREEMENT

26.1

This Agreement, and the other agreements specifically contemplated by this Agreement, set forth the entire agreement between the parties and contain all of the terms, provisos, covenants and conditions agreed upon by the parties with reference to the subject matter of this Agreement.  No other agreements, oral or otherwise, will be deemed to exist or to bind any of the parties hereto, and all prior agreements and understandings are superseded hereby.

27.

MODIFICATION OF AGREEMENT

27.1

This Agreement may only be modified as expressly provided herein or otherwise by a written agreement signed by you and us.

28.

SEVERABILITY

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28.1

In the event that any paragraph or sub-paragraph of this Agreement or any portion thereof is held to be indefinite, invalid, illegal or otherwise void, voidable or unenforceable, it will be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

29.

WAIVER

29.1

We and the Licensee reserve the right from time to time to waive any of the obligations imposed on you under this Agreement, provided that no such waiver will be effective unless it is in writing, and further provided that no waiver of any default or breach of any of the terms or conditions of this Agreement will constitute a waiver by us or the Licensee of any other default or breach.

30.

COVENANT TO EXECUTE FURTHER DOCUMENTS OR ACTS

30.1

The parties agree to execute, deliver and acknowledge all such further documents, instruments or assurances and to perform all such further acts or deeds as may be reasonably required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

31.

INTERPRETATION

31.1

In this Agreement, the use of the masculine includes the feminine and neutral genders, and the use of the singular includes the plural, and vice-versa.

32.

WITHOUT LIMITATION

32.1

The words "includes", "including" and "inclusive" and the phrases "in particular", "such as" and "for example" will be interpreted and construed so as not to limit the generality of the words of general application or nature which precede those words and phrases.

33.

TIME OF ESSENCE

33.1

Time will be of the essence for all purposes of this Agreement.

34.

EFFECTS OF FORCE MAJEURE

34.1

No party to this Agreement will be responsible for a failure to fulfil its obligations under this Agreement, or for any delay in fulfilling such obligations, if such failure or delay is due to causes outside of the control of such party, including but not limited to acts of God, acts of government, war, riots, strikes or accidents, which could not be avoided by exercise of due care.

35.

RELATIONSHIP OF PARTIES

35.1

It is expressly agreed that the parties intend by this Agreement to establish the relationship of independent contractor, and that it is not the intention of either party to establish a fiduciary relationship, or to undertake a partnership or joint venture or to make the Licensee in any sense an agent, employee, beneficiary, affiliate, co-venturer or partner of Digital Programa.  It is further agreed that the Licensee has no authority to and will not transact any business or enter into any

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contract in the name of Digital Programa, or create or assume in Digital Programa's name or on its behalf in any manner, directly or indirectly, any liability or obligation, express or implied, or act or purport to act as its agents for any purpose whatsoever unless specifically expressed in this Agreement, and the Licensee will not hold itself out as having any such authority, nor conduct itself in any manner so as to confuse, mislead or deceive anyone as to its relationship with Digital Programa.

36.

FAIR DEALING

36.1

The parties agree to act reasonably and in good faith in all matters concerning the performance and enforcement of this Agreement.

37.

SURVIVAL OF COVENANTS

37.1

The terms and conditions of this Agreement which by their nature require performance by you after assignment, expiration or termination of this Agreement will remain enforceable notwithstanding the assignment, expiration or termination of this Agreement for whatever reason.

38.

RIGHT OF SET-OFF

38.1

Notwithstanding any other provision of this Agreement, if you fail to pay to us any sums of money when due, we may, at our election, deduct any and all such sums remaining unpaid from any monies or credit held by us on your account.

39.

NO WITHHOLDING

39.1

You agree that you will not, on the grounds of alleged non-performance by us of any of our obligations hereunder, or for any other reason whatsoever, withhold payment of any amounts due to us.

40.

CUMULATIVE REMEDIES

40.1

The rights and remedies of Digital Programa are cumulative and no enforcement of a right or remedy shall preclude the enforcement of any other right or remedy.

41.

NOTICES

41.1

Any notice or other instrument required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered by hand or sent by fax or mailed by certified or registered mail, postage prepaid, addressed to the intended recipient party at its address as shown on the first page of this Agreement or to such other address or fax number as the respective parties may in writing advise or as may be last known to the sending party.  Any such notice will be deemed to have been given and delivered, if delivered by hand, when delivered; if sent by fax, on the same business day as the sending thereof; and if mailed, on the fifth business day following the mailing thereof; provided that no notice will be sent by fax or mailed if at the date

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License Agreement

of sending or mailing there is any labour dispute, strike or lockout or any other service interruption affecting fax or mail service in or between the sending and receiving areas, in which case notices and other writings will be delivered by hand in order to ensure that they are received.

42.

ENGLISH LANGUAGE

42.1

The parties agree that they expressly require that this Agreement, together with all related documents, all be drawn up, executed and distributed in the English language only.

43.

CURRENCY

43.1

Unless otherwise specifically provided for herein, all references to amounts payable under this Agreement will be in the currency of the United Stated of America.

44.

ENUREMENT

44.1

This Agreement will enure to the benefit of and be binding on the parties hereto and their respective heirs, estates, executors, administrators, legal personal representatives, successors and permitted assigns.

45.

CHOICE OF LAW

45.1

This Agreement will be deemed to have been made in British Columbia, Canada and will be construed and interpreted according to the laws of British Columbia and the laws of Canada applicable therein, which the parties hereby choose to be the proper law of this Agreement, and the parties hereby agree to attorn to the jurisdiction of the courts of and in British Columbia, except as expressly provided elsewhere herein.

46.

AUTHORITY OF LICENSEE

46.1

The Licensee hereby represents and warrants to Digital Programa that the Licensee has taken all necessary steps and has the full power, authority and capacity to enter into this Agreement, and that the person(s) signing this Agreement on behalf of the Licensee are the duly authorized signatories of the Licensee for that purpose, and that their signatures once affixed hereto bind the Licensee to this Agreement.

47.

SUBMISSION OF AGREEMENT

47.1

The submission of this Agreement to the Licensee does not constitute an offer, and this Agreement will become effective only upon its execution by the Licensee and Digital Programa.

48.

NO RELIANCE BY LICENSEE

48.1

You acknowledge that the success of your business is dependent upon the personal efforts of the Licensee, or its directors, officers or partners if the Licensee is a corporation or partnership.  You acknowledge that Digital Programa nor any other party has guaranteed to you or warranted that you will succeed in the operation of your business or provided to you any sales or income projections, forecasts or earnings claims of any kind, and you have not relied upon any such

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guarantee, warranty, projection, forecast or earnings claim, whether express, implied, purported or alleged, in entering into this Agreement. You acknowledge that any financial information which may have been provided to you by Digital Programa or any other party acting on their behalf was provided for information or guidance purposes only; to assist you in making your own financial projections, and that neither Digital Programa nor any other party has given any warranty of accuracy or reliability to you in connection therewith.  Digital Programa will not be liable to you in any way for any losses sustained by you in the operation of your business, it being understood and agreed that you are an independent contractor entitled to retain all profits derived from your operation of the License as provided herein, subject to receipt by us of all sums due to us and the Licensee.

49.

ACKNOWLEDGMENTS

You acknowledge to us that:

(a)

You have fully read and understand all of the provisions of this Agreement;

(b)

You have been encouraged by us to have, and in fact have had, this Agreement reviewed by legal and financial advisors of your own choosing, and will, upon our request, provide us with a certificate of independent legal advice confirming that you have retained and been advised by a lawyer of your choosing respecting this Agreement and the business contemplated by it;

(c)

You have had sufficient time to conduct, and have conducted to your satisfaction, such other inquiries and investigations of us and the System as you have considered necessary; and

(d)

You have not made any misrepresentations in applying for and obtaining the rights contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set out on the first page hereof.

DIGITAL PROGRAMA

By:  _____________________________

(Signature)

Its:

_____________________________

(Title)

LICENSEE

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January 1, 2011

License Agreement

By:  _____________________________

(Signature)

Its:

_____________________________

(Title)

By:  _____________________________

(Signature)

Its: _____________________________

(Title)

BookedbyUs and Digital Programa

January 1, 2011

License Agreement

SCHEDULE A

DESCRIPTION OF THE “SYSTEM” SOFTWARE

The Digital Programa System is digital media management software which emphasizes a touch-optimized web framework for smart phones and tablets.  It allows users to design a single highly branded and customized web application that will work on most popular smart phone and tablet platforms. It uses a unified user interface system (“UI”) across mobile device platforms, including iOS, Symbian, Android, Windows mobile, Blackberry and Nokia.  It’s built on a dependable user interface frame with efficient code that is flexible, updateable, and easily theme able design improving the user experience. Our software provides touch friendly web pages that plays on most available web browsers while adding rich client functionality.  The system will include both layouts (lists, detail panes, overlays) and a rich set of form controls and UI widgets (toggles, sliders, tabs).

Digital Programa’s online digital collaboration management system allows small to medium corporations to create and distribute rich media (photo, audio and video as well as other digital assets like documents), utilizing mobile devices such as mobile phones and tablets over the majority of mobile browsers. Its user interface features low-level effect and interaction API’s (“Application Programming Interface“), like drag and drop as well as full featured and highly configurable ready-to-use widgets that support IE 6.0+, Firefox 3+, Safari 3.1+, Opera 9.6+ and Google Chrome.

The Digital Programa software solution is a group of web services that permits enterprises to upload, download, search, collaborate, notify, track usage and authenticate users to perform authorized transactions with digital media, all of which are easily logged and reported.

Its software has a flexible modular and cookie-cutter design. The software has a unique CSS (“Cascading Style Sheets”) framework with a theme gallery which makes creating a custom look and feel for a small business application fast and easy.

Digital Programa hereby grants its license specifically for the following two applications:

eDrive- is a web and email based rich media application that allows clients to push rich media marketing material (video, photos, text) to clients including business analytics. eDrive is a workflow tool that allows companies to market their message or product directly to their customer.

iDrive – is a software that helps build iPhone, iPad and smart phone applications. The software is a generic smart phone and tablet application and can be rebranded with any logo or brand by the client to market through these devices. With the application users can push daily information alerts, videos, and coupons to their customers to the customers hand held device.

SCHEDULE B

TERRITORY

The United States and Canada